Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Med Eiby Holding Co, Limited on Form F-1 of our report dated December 2, 2022, except for Note 13 as to which the date is February 23, 2023, with respect to our audits of the consolidated financial statements of Med Eiby Holding Co, Limited as of June 30, 2022 and 2021 and each of the two years in the period ended June 30, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

June 21, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com